                                                                    EXHIBIT 99.1

PSB GROUP, INC. ANNOUNCES
FOURTH-QUARTER EARNINGS

     Madison Heights, MI. January 30, 2007 - PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland, Macomb and Genesee Counties, today announced net income for the fourth quarter of 2006 was $463,000, or $.15 per average outstanding share, compared to $790,000, or $.26 per average outstanding share in the fourth quarter of 2005.

     Full year earnings for 2006 totaled $2,888,000 or $.95 per average outstanding share, compared to $4,005,000 or $1.32 per average outstanding share in 2005.

     Total assets as of December 31, 2006 were $497,234,000 compared to $495,011,000 on December 31, 2005. The lending portfolio totaled $398,344,000 as of December 31, 2006 compared to $365,093,000 at December 31, 2005, a 9% increase in loans. Deposits reached $433,960,000 on December 31, 2006 compared to $424,658,000 at the same time in 2005, representing a 2% growth in total deposits.

     Commenting on these results, Robert L. Cole, President, and Chief Executive Officer of PSB Group, Inc., stated, "2006 was a challenging year for most businesses operating in Michigan. We were no exception. The poor economy contributed to a decrease in interest and fee income by our mortgage operation, an increase in our loan loss provision, and the rising interest rate environment caused our interest expense to go up considerably. We also took some actions that had a negative short term impact but better positioned us for increased earnings in future years. We assumed a loss on the sale of securities as we repositioned our investment portfolio to higher yielding instruments; we wrote-down the value of a bank branch office and two mortgage loan offices we are closing; and our operating expenses increased due to the opening of our new office in Fenton and the construction of new offices in Troy and Grosse Pointe Woods."

     Mr. Cole added, "I am still pleased with the overall direction of the Bank, especially the growth of our commercial loan portfolio." Cole also noted, "Mike Tierney joined us on July 5th as President and CEO of Peoples State Bank. He became President and CEO of our Holding Company on January 1, 2007. We are fortunate to have a person with Mike's vision, experience, knowledge, and energy leading our corporation into the future. I'm confident Mike and our dedicated team of associates will continue to grow our bank in the markets we serve."

     PSB Group, Inc. is a registered holding company. Its primary subsidiary, Peoples State Bank, currently serves the southeastern Michigan area with 13 full-service banking offices in Farmington Hills, Fenton, Grosse Pointe Woods, Hamtramck, Madison Heights, St. Clair Shores, Southfield, Sterling Heights, Troy and Warren. The bank has operated continuously under local ownership and management since it first opened for business in 1909.

     Universal Mortgage Corporation, a wholly-owned subsidiary of Peoples State Bank, originates residential mortgage loans in the southeastern Michigan area from offices in Ann Arbor, Clinton Township, Fenton, Howell, Macomb Township and Troy.

Contact: David A. Wilson
         Senior Vice President & CFO
         (248) 548-2900